Exhibit 10.2

SECOND AMENDMENT

This Second Amendment (this “Second Amendment”) is entered into as of September 30, 2002 by and among TC PipeLines, LP, a Delaware limited partnership (the “Borrower”), the Lenders party to the Credit Agreement referred to below, and Bank One, NA, as agent for such Lenders.  The parties hereto agree as follows:

WHEREAS, the Borrower and Bank One, NA, individually and as Agent are parties to that certain Credit Agreement dated as of August 22, 2000 and amended pursuant to a First Amendment and Waiver dated as of April 15, 2002 (as so amended the “Agreement”), pursuant to which the Lenders party thereto agreed to make extensions of credit available to the Borrower on the terms and conditions set forth therein; and

WHEREAS, the Borrower has requested an extension of the Termination Date and the Lender is prepared to agree to such an extension on the terms provided for in this Second Amendment.

NOW, THEREFORE, in consideration of the undertakings set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower, the Agent, and the Lenders hereby agree as follows:

Section 1.  Defined Terms.  Capitalized terms used and not otherwise defined in this Second Amendment shall have the meanings attributed to them in Article I of the Agreement.

Section 2.  Amendment of Agreement.  Upon the satisfaction of the conditions precedent set forth in Section 4 of this Second Amendment but effective as of the date hereof, the Agreement shall be amended as follows:

(a)  Article I of the Agreement is hereby amended by adding thereto between the existing definitions of “Cash Equivalent Investments” and “Closing Date” the following new definition of “Cash Generated from Operations”:

“Cash Generated from Operations” means for any period the cash generated from operations of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

(b)  The definition of “Commitment” set forth in Article I of the Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following new definition of “Commitment”:

“Commitment” means, for each Lender, the obligation of such Lender to make Loans not exceeding the amount set forth opposite its signature to the Second Amendment, as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2, or as otherwise modified from time to time pursuant to the terms hereof.”

(c)  The definition of “Pricing Schedule” set forth in Article I of the Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following new definition of “Pricing Schedule”:

“Pricing Schedule” means the Schedule attached to the Second Amendment identified as such.”

(d)  Article I of the Agreement is hereby amended by adding thereto between the existing definitions of “Schedule” and “Section” the following new definition of “Second Amendment”:

“Second Amendment” means that certain Second Amendment dated as of September 30, 2002 among the Borrower, the Agent and the Lenders pursuant to which this Agreement was amended as provided therein.”

(e)  The definition of “Termination Date” set forth in Article I of the Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following new definition of “Termination Date”:

“Termination Date” means July 31, 2004 or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.”

(f)  Section 6.15 of the Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the following new Section 6.15:

“6.15.  Total Debt.  The Borrower will not permit Total Debt as at the last day of any fiscal quarter to be more than the lesser of (i) 20% of Capitalization as at the last day of such fiscal quarter, or (ii) 1.5 times the Cash Generated from Operations for the period consisting of such fiscal quarter and the three immediately preceding fiscal quarters.”

(g)  The Pricing Schedule attached to the Agreement is hereby amended by deleting it in its entirety and substituting in lieu thereof the Pricing Schedule attached to this Second Amendment.

Section 3.  Representations and Warranties.  In order to induce the Lenders to execute and deliver this Second Amendment, the Borrower hereby confirms, reaffirms and restates as of the date hereof the representations and warranties set forth in Article V of the Agreement provided that such representations and warranties shall be and hereby are amended as follows: each reference therein to “this Agreement” (including, without limitation, each such a reference included in the term “Loan Documents” and all indirect references such as “hereby”, “herein”, “hereof” and “hereunder”) shall be deemed to be a collective reference to the Agreement, this Second Amendment and the Agreement as amended by this Second Amendment. A Default under and as defined in the Agreement as amended by this Second Amendment shall be deemed to have occurred if any representation or warranty made pursuant to the foregoing sentence of this Section 3 shall be materially false as of the date on which made.

Section 4. Conditions Precedent. This Second Amendment and the amendments provided for herein shall become effective as of the date hereof on the date (the “Closing Date”) on which the Agent shall have received all of the following:

(a) Counterparts of this Second Amendment duly executed and delivered by the Agent, the Lender and the Borrower.

(b) A copy , certified as of the Closing Date by the Secretary or an Assistant Secretary of the General Partner, of the Partnership Agreement, together with all amendments.

(c) A copy, certified as of the Closing Date by the Secretary or an Assistant Secretary of the General Partner, of resolutions of the General Partner’s Board of Directors authorizing the General Partner’s execution and delivery on behalf of the Borrower of this Second Amendment.

(d) An incumbency certificate dated the Closing Date, executed by the Secretary of an Assistant Secretary of the General Partner, which shall identify by name and title and bear the signatures of the officers of the General Partner authorized to act on behalf of the General Partner in its capacity as a general partner of the Borrower, upon which certificate the Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Borrower.

(e) A written opinion of counsel to the Borrower and the General Partner, dated the Closing Date and addressed to the Lenders in substantially the form of Exhibit A to this Second Amendment.

(f) The Borrower shall have paid Bank One an extension fee equal to the greater of (i) $25,000, and (ii) 0.10% of the Aggregate Commitment in effect on the Closing Date.

Section 5. Effect on the Agreement.  Except to the extent of the specific amendments provided for herein, all of the representations, warranties, terms, covenants and conditions of the Agreement and the other Loan Documents (i) shall remain unaltered, (ii) shall continue to be, and shall remain, in full force and effect in accordance with their respective terms, and (iii) are hereby ratified and confirmed in all respects.  Upon the effectiveness of this Second Amendment, all references in the Agreement (including references in the Agreement as amended by this Second Amendment) to “this Agreement” (including, without limitation, each such a reference included in the term “Loan Documents” and all indirect references such as “hereby”, “herein”, “hereof” and “hereunder”) shall be deemed to be a collective reference to the Agreement as amended by this Second Amendment.

Section 6.  Expenses.  The Borrower shall reimburse the Agent for any and all reasonable costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Agent, which attorneys may be employees of the Agent) paid or incurred by the Agent in connection with the preparation, review, execution and delivery of this Second Amendment.

Section 7. Entire Agreement. This Second Amendment, the Agreement as amended by this Second Amendment and the other Loan Documents embody the entire agreement and understanding between the parties hereto and supersede any and all prior agreements and understandings between the parties hereto relating to the subject matter hereof.

Section 8. Headings. The headings, captions, and arrangements used in this Second Amendment are for convenience only and shall not affect the interpretation of this Second Amendment.

SECTION 9. GOVERNING LAW.  THIS SECOND AMENDMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS SECTION 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS LOCATED IN ILLINOIS.

Section 10. Counterparts.  This Second Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Second Amendment by signing any such counterpart.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed as of the date first above written.

TC PIPELINES LP

	By:	TC Pipelines GP. Inc.,
its general partner

	By:	/s/ Russell K. Girling

Title: Chief Financial Officer

	By:	/s/ Paul F. MacGregor

Title: Vice-President, Business Development
Commitments

$20,000,000	BANK ONE, NA.
Individually and as Agent

	By:	/s/ Kenneth J. Fatur

	Title:	Director, Capital Markets

PRICING SCHEDULE

APPLICABLE MARGIN
LEVEL I STATUS	125.0%
LEVEL II STATUS	137.5%

The Applicable Margin shall be determined in accordance with the foregoing table based on the Borrower’s Status as reflected in the then most recent Financials.  Adjustments, if any, to the Applicable Margin shall be effective five business days after the Agent has received the applicable Financials.  If the Borrower fails to deliver the Financials to the Agent at the time required pursuant to the Credit Agreement, then the Applicable Margin shall be the highest Applicable Margin and Applicable Fee Rate set forth in the foregoing table until five days after such Financials are so delivered.

APPLICABLE FEE RATE
USAGE ≤ 25%	0.375%
USAGE > 25% and ≤ 75%	0.300%
USAGE > 75%	0.250%

The Applicable Fee Rate shall be determined daily in accordance with the foregoing table based on the Usage on such day.

For the purposes of this Pricing Schedule, the following terms have the following meanings, subject to the first paragraph of this Pricing Schedule:

“Financials” means the annual or quarterly financial statements of the Borrower and its consolidated Subsidiaries, if any, delivered pursuant to the Credit Agreement.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, Total Debt is less than 15% of Capitalization.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter of the Borrower referred to in the most recent Financials, the Borrower has not qualified for Level I Status.

“Status” means Level I Status or Level II Status.

“Usage” means, as of any date, the percent of the Aggregate Commitment then in effect represented by the aggregate principal amount of all Advances then outstanding under the Agreement.

EXHIBIT A

to Second Amendment

FORM OF OPINION

September , 2002

The Agent and the Lenders who are parties to the
Credit Agreement described below.

Ladies and Gentlemen:

On behalf of TC PipeLines, LP, a Delaware limited partnership (the “Borrower”), and TC PipeLines GP, Inc., a Delaware corporation which is the general partner of the Borrower (the “General Partner”), I, Kristine L. Delkus, Vice-President, Power and Regulatory Law, of TransCanada Pipelines Limited, licensed to practice law in the State of New York, have agreed to provide an in-house legal opinion on certain matters pursuant to Section 4(e) of the Second Amendment dated as of September 30, 2002 (the “Second Amendment”) to that certain Credit Agreement dated as of August 22, 2000 and amended pursuant a First Amendment and Waiver dated as of April 15, 2002 (as so amended, the “Agreement”) among the Borrower, the Lenders named therein; and Bank One, NA, as Agent, which provides for Advances in an aggregate principal amount not exceeding $20,000,000 at any one time outstanding.  All capitalized terms used in this opinion and not otherwise defined herein shall have the meanings attributed to them in the Agreement.

I am qualified to practice law only in the State of New York.  For purposes of this opinion I have assumed that the laws of the State of Illinois are the same as the laws of the State of New York.  I made no investigation of the laws of any jurisdiction other than, and the opinions herinafter expressed are confined to, the laws of the Sate of New York and the federal laws of the United States.

I have examined the Partnership Agreement, the certificate of incorporation and by-laws of the General Partner, resolutions of the Board of Directors of the General Partner, the Agreement, the Second Amendment and such other matters of fact and law which I have deemed necessary or relevant in order to render this opinion.  In reviewing these documents, I have assumed, as to all parties other than the General Partner and the Borrower, the genuineness of all signatures, the legal capacity at all relevant times of any natural persons signing any documents, the authenticity of all documents submitted to me as originals, the conformity to authentic originals of all documents submitted to me as certified or true copies or as reproductions (including documents received by facsimile machine) and the accuracy of all certificates of public officials and corporate officers.  Based upon and subject to the foregoing, and to the qualifications hereinafter expressed, it is my opinion that:

1.  The Borrower is a limited partnership duly and properly organized, validly existing and in good standing under the laws of the State of Delaware.

2.  The Partnership Agreement is in full force and effect, and the Borrower has full power and authority under the Partnership Agreement and the laws of the State of Delaware to own its property, to conduct the business in which it is currently engaged, and to perform its obligations under the Second Amendment and the Agreement as amended by the Second Amendment.

3.  The General Partner is a corporation duly and properly organized, validly existing and in good standing under the laws of the State of Delaware.

4.  The General Partner has full corporate power and authority to be the general partner of the Borrower and to execute and deliver the Second Amendment on behalf of the Borrower, and the execution and delivery by the General Partner on behalf of the Borrower of the Second Amendment has been duly authorized by proper corporate proceedings on the part of the General Partner.

5.  The execution and delivery by the General Partner on behalf of the Borrower of the Second Amendment and the performance by the Borrower of its obligations under the Second Amendment and the Agreement as amended by the Second Amendment have been duly authorized in accordance with the Partnership Agreement and will not:

(a)  require any consent of the General Partner’s shareholders;

(b)  require any consent of the Borrower’s limited partners;

(c)  violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or the General Partner, or (ii) the Partnership Agreement, or (iii) the certificate of incorporation or by-laws of the General Partner, or (iv) the provisions of any indenture, instrument or agreement to which the Borrower or the General Partner is a party or is subject, or by which the Borrower or the General Partner, or any Property of the Borrower or the General Partner, is bound, or conflict with or constitute a default thereunder; or

(d)  result in, or require, the creation or imposition of any Lien in, of or on the Property of the Borrower pursuant to the terms of any indenture, instrument or agreement binding upon the Borrower.

6.  The Second Amendment has been duly executed and delivered by the General Partner on behalf of the Borrower and the Second Amendment and the Agreement as amended by the Second Amendment constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms except to the extent the enforcement thereof may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject also to the availability of equitable remedies if equitable remedies are sought.

7.  There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the best of our knowledge after due inquiry, threatened against the

Borrower or the General Partner which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

8.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Borrower or the General Partner, is required to be obtained by the Borrower or the General Partner in connection with the execution and delivery of the Second Amendment, the borrowings under the Agreement as amended by the Second Amendment, the payment and performance by the Borrower of the Obligations, or the legality, validity, binding effect or enforceability of the Second Amendment or the Agreement as amended by the Second Amendment.

This opinion may be relied upon by the Agent, the Lenders and their participants, assignees and other transferees, and only in connection with the transaction described above, and should not otherwise be referred to in any other document without prior written consent.

Very truly yours,